Exhibit 10.1


                                    AGREEMENT


      This Agreement (the "Agreement") is entered into and effective as of the __ day of ___________, 2008 (the "Effective Date"), by and between SYNOVICS PHARMACEUTICALS, INC., a Nevada corporation ("SYNOVICS") and JOHN S. COPANOS ("COPANOS").

                            PRELIMINARY STATEMENTS

      A. On or about November 9, 2007, SYNOVICS executed that certain Agreement (the "Agreement"), a copy of which is attached hereto and made a part hereof as Exhibit A, with Copanos to settle, comprise and amicably resolve their issues with respect to SYNOVICS' payment obligations to COPANOS, pursuant to which Agreement SYNOVICS was obligated to make, among other payments, a principal payment of One Million Five Hundred Thousand ($1,500,000.00) Dollars, plus interest, on January 15, 2008, which amount was not paid by it.

      B. The parties desire to settle, comprise and amicably resolve their issues with respect to SYNOVICS' payment obligations under the Agreement to COPANOS, in accordance with the terms and conditions of this Agreement.

      NOW, THEREFORE, for and in consideration of the amount set forth in this Agreement the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties agree as follows:

                                   AGREEMENT

      1. The above recitals are true and correct.

      2. DEFINITIONS. The following defined terms shall have the meaning stated:

            2.1. The term "SYNOVICS" means SYNOVICS PHARMACEUTICALS, INC. acting: (i) on its own behalf; and (ii) on behalf of directors, officers, employees, successors, insurers, attorneys, lenders, creditors, shareholders, agents, assigns, parent corporations, sister corporations, affiliate corporations, subsidiaries and all other persons, natural or corporate, in privity with SYNOVICS.

            2.2. The term "COPANOS" means JOHN S. COPANOS, acting: (i) on his own behalf; and (ii) on behalf his heirs, beneficiaries, estate, executors, legatees, representatives, successors and assigns.

      3. PAYMENTS. SYNOVICS shall pay COPANOS Two Million ($2,000,000.00) Dollars, on or before August 1, 2008 (the "Maturity Date"), together with interest, at the rate of Fifteen (15%) Percent per annum, from and after January 15, 2008, as follows:

            3.1. Interest payment in the amount of Forty-Nine Thousand Three Hundred Fifteen and 07/100 ($49,315.07) Dollars shall be payable on or before March 15, 2008.

            3.2. Interest payment in the amount of Twenty-Five Thousand Four Hundred Seventh-Nine and 52/100 ($25,479.52) Dollars shall be payable on or before April 15, 2008.

            3.3 Principal payment in the amount of One Million Five Hundred Thousand ($1,500,000.00) Dollars, together with all accrued and unpaid interest, at the rate of fifteen (15%) percent per annum, on or before May 1, 2008. Presuming timely compliance with the foregoing payment terms, the interest due on May 1, 2008 will be Twelve Thousand Three Hundred Twenty-Eight and 80/100 ($12,328.80) Dollars.

      After the May 1, 2008 payment, and presuming timely compliance with the foregoing payment terms, the principal and interest then due and owing by SYNOVICS to COPANOS will be Five Hundred Thousand ($500,000.00) Dollars, plus interest, which amounts shall be payable as follows:

            3.4 Interest payment in the amount of Six Thousand Three Hundred Sixty-Nine and 86/100 ($6,369.86) Dollars, on or before June 1, 2008.

            3.5 Interest payment in the amount of Six Thousand Three Hundred Sixty-Nine and 86/100 ($6,369.86) Dollars, on or before July 1, 2008.

            3.6 Principal in the amount of Five Hundred Thousand ($500,000.00) Dollars, together with all accrued and unpaid interest, at the rate of Fifteen (15%) percent per annum, on or before August 1, 2008. Presuming timely compliance with the foregoing payment terms, the interest due on August 1, 2008 will be Six Thousand One Hundred Seventy-Five and 80/100 ($6,175.80) Dollars

            3.7 Principal amounts outstanding under this Agreement and the Second Amended and Restated Promissory Note, dated as of May 20, 2006 may otherwise be prepaid at any time at the option of SYNOVICS, in whole or in part, without premium or penalty.

            3.8 Through the date SYNOVICS pays all of the principal and interest outstanding to COPANOS, COPANOS shall have the right, upon written notice to SYNOVICS, to convert up to Five Hundred Thousand ($500,000.00) Dollars of the principal amount due him into SYNOVICS' Series C Preferred Stock, at the same price as that Series C Preferred Stock is sold to other investors.

            3.9 There shall not be any grace period, whatsoever, with respect to any payments due under this Agreement. SYNOVICS specifically acknowledges that time is of the essence in this Agreement. The payments to be made by SYNOVICS, pursuant to Sections 3.1 through 3.6 above, shall be made by wire transfer to COPANOS, pursuant to wiring instructions provided by COPANOS or his attorney to SYNOVICS prior to the aforesaid payment dates.


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

      4. JUDGMENT. In the event SYNOVICS fails to abide by the terms and conditions of this Agreement and not remit any payment timely when due, then SYNOVICS will be considered to be in default from the time the stipulated payment became due.

            4.1 COPANOS shall then proceed with litigation by filing a Complaint in the Circuit Court in Broward County, Florida, without further notice and/or conditions precedent. Once a Complaint is filed by COPANOS and SYNOVICS is served with the lawsuit, SYNOVICS waives any and all defenses to such action and agrees to a Final Judgment, without necessity of a further hearing, for the sum of Two Million and 00/100 ($2,000,000.00) Dollars, plus all accrued and unpaid interest at the rate of Fifteen (15%) Percent per annum, as of the date of such judgment, which amount shall be stipulated in such judgment, less those payments previously made by SYNOVICS to COPANOS, pursuant to paragraph 3 above, plus additional interest, at the rate of Eighteen (18%) percent per annum, from and after the date of default, and for execution to issue forthwith.

            4.2 COPANOS and SYNOVICS expressly waive both their rights to a trial by jury.

            4.3 Once full payment is made by SYNOVICS and received by COPANOS, COPANOS will provide SYNOVICS with a Satisfaction of Payment and/or Release. If an action was filed in Court, COPANOS will file a Voluntary Dismissal With Prejudice with the Court where the action was filed once full payment is received.

      5. BANKRUPTCY. SYNOVICS further acknowledges and agrees that in the event of the filing of a voluntary or involuntary bankruptcy, whether under Chapter 7, Chapter 11, or otherwise, under the Federal Bankruptcy Code, involving SYNOVICS, prior to the date on which SYNOVICS has fully satisfied its payment obligations, pursuant to paragraph 3 above, it shall specifically request of the bankruptcy court, that its debt to COPANOS, in the amount of the remaining monies due and owing by it, pursuant to paragraph 3 above, not be discharged in bankruptcy and that such debt to COPANOS shall survive such bankruptcy filing, together with the discharge of same.

      6. SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable, void, or invalid for any reason, the unenforceability or invalidity thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

      7. CONSTRUCTION AND INTERPRETATION. When the context requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural. The paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

      8. WAIVER. All waivers to be effective shall be in writing and signed by the waiving party. One or more waivers of a breach of any provision of this Agreement shall not be construed as a waiver of a subsequent breach of the same or any other provision,


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

nor shall any delay or omission by a non-defaulting party to seek a remedy for any breach of this Agreement or otherwise to exercise the rights accruing to a non-defaulting party by reason of such breach be deemed a waiver by a non-defaulting party of its remedies and rights with respect to such breach.

      9. AMENDMENT AND MODIFICATION. No amendment or modification of the terms of this Agreement shall be binding unless reduced to writing and signed by each of the parties hereof.

      10. ENTIRE AGREEMENT. This Agreement contains the entire Agreement by and between the parties and supersedes any and all previous discussions or agreements, written or oral, by and between the parties relating to the subject matter of this Agreement.

      11. JURISDICTION; VENUE; INCONVENIENT FORUM. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect to this Agreement shall be brought exclusively in the courts of the State of Florida located in Broward County, Florida to the exclusion of any other Court and the parties accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the parties knowingly, intentionally and irrevocably waive, to the fullest extent permitted by law, any objection which they may now or later have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court brought in the State of Florida, located in Broward County, and further, knowingly, intentionally and irrevocably waive any claim that any suit, action or proceeding brought in the State of Florida located in Broward County has been brought in any inconvenient forum.

      12. BENEFIT. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective administrators, executives, legal representatives, heirs, successors and permitted assigns.

      13. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.



                         [SIGNATURES ON FOLLOWING PAGE]


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

      14. GOVERNING LAW. This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida, without regard to Florida's conflicts of laws principles.


      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                   COPANOS:


                                   ---------------------------------------------
                                   John S. Copanos


                                   SYNOVICS PHARMACEUTICALS, INC., a
                                   Nevada corporation:


                                   By:
                                       -----------------------------------------
                                       Ronald Howard Lane, PhD, Chairman and CEO




                          [NOTARIZATION PAGE FOLLOWS]


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

STATE OF  _____________ )
                        )
COUNTY OF  ____________ )

      The foregoing instrument was acknowledged before me this __ day of November, 2007 by Ronald Howard Lane, as Chairman of the Board of Director and Chief Executive Officer of Synovics Pharmaceuticals, Inc., a Nevada corporation who is personally known to me or has produced ____________ as identification.


                              _____________________________________
                              Notary Public
                              State of _____________
My Commission Expires:



STATE OF FLORIDA  )
                  )
COUNTY OF BROWARD )

      The foregoing instrument was acknowledged before me this ___________day of November, 2007 by John S. Copanos, who is personally known to me or has produced ________________________________as identification.



                              _____________________________________
                              Notary Public
                              State of Florida
My Commission Expires:



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


                                    EXHIBIT A

                    AGREEMENT , DATED AS OF NOVEMBER 9, 2007

                                 (COPY ATTACHED)



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